EXHIBIT 1

NEWS FROM RECOTON
CORPORATE OFFICE: 145 East 57th Street, New York, New York  10022

CONTACTS:         ROBERT L. BORCHARDT,  PRESIDENT, CEO
                  PETER M. ILDAU  VICE PRESIDENT, CORPORATE COMMUNICATIONS
                  TEL: 212-644-0220  800-742-3438  FAX: 212-644-8205
                  E-MAIL: ILDAU@RCOT.COM

                  DEVIN SULLIVAN, VICE PRESIDENT THE EQUITY GROUP, INC.
                  RCOT: INVESTOR RELATIONS COUNSEL: (212) 836-9608 E-MAIL: DSULLIVAN@EQUITYNY.COM


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RECOTON ENTERS INTO AGREEMENTS TO SETTLE PENDING CUSTOMS MATTERS

LAKE MARY, FL - July 27, 1999 - Recoton Corporation (RCOT: Nasdaq National Market) announced today that it has entered into agreements to resolve all matters in the pending customs investigation by the U.S. Customs Service and the Office of the U.S. Attorney for the Middle District of Florida.

          The agreement with the U.S. Attorney's office is subject to court approval. Recoton will plead guilty to a number of counts involving country of origin mismarking and undervaluation of imports and pay a fine to be determined by the court. A hearing date has not been set. Recoton will pay the U. S. Customs Service the difference between $14 million and the fine determined by the court.

          The agreements are consistent with the tentative settlement, which Recoton announced in March 1999. The settlement amount is not expected to have any current or ongoing financial impact since a pre-tax charge of $15 million for the expected settlement and certain related costs was taken in the Fourth Quarter of 1998.

          Recoton Corporation is a global leader in the development, manufacturing and marketing of consumer electronic accessories, loudspeakers and car audio products. Recoton's more that 4,000 products feature highly functional accessories for audio, video, car audio, camcorder, multi-media/computer, home office, cellular and standard telephone, music and video game products and 900MHz wireless technology headphones and speakers. They are sold under the AAMP(R), Ambico(R), Ampersand(TM), AR(R)/Acoustic Research(R), Discwasher(R), InterAct(TM), Parsec(R), Peripheral(TM), Performance(TM), Recoton(R), Rembrandt(R), Ross(TM), SoleControl(R), SoundQuest(R), and Stinger (R) brand names. The Company also produces and markets audio components, high fidelity loudspeakers, home theater speakers, and car audio speakers and components which are sold under the Advent(R), AR(R)/Acoustic Research(R), HECO(TM), Jensen(R), MacAudio(TM), Magnat(R), NHT(R) (Now Hear This), Phase Linear(R) and Recoton(R) brand names.

          This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such statements speak only as of the date made. Please refer to the Company's current Form 10-K and other SEC filings.